       COVER 1
                     SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
                   [Amendment No. _____________]

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

[X]         Preliminary Proxy Statement
[ ]         Definitive Proxy Statement
[ ]         Definitive Additional Materials
[ ]         Soliciting Material Pursuant to Section
            240.14a-11(c) or Section 240.14a-12

                      GERMAN AMERICAN BANCORP

         (Name of Registrant as Specified in Its Charter)

                      GERMAN AMERICAN BANCORP

            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

   No fee required.
   Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:



   2)   Aggregate number of securities to which
        transaction applies:



   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
        Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



   4)   Proposed maximum aggregate value of transaction:



   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the

       COVER 2
filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)   Amount Previously Paid:

   2)   Form Schedule or Registration Statement No.:

   3)   Filing Party:

   4)   Date Filed:

       1                                         PRELIMINARY PROXY
                                            SOLICITATION MATERIALS
                                              DATED MARCH 11, 1997

              [PRELIMINARY -- SUBJECT TO COMPLETION]




                      GERMAN AMERICAN BANCORP

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD APRIL 24, 1997

   The Annual Meeting of Shareholders of German American
Bancorp (the "Corporation") will be held at the principal office of The German American Bank, 711 Main Street,
Jasper, Indiana, on Thursday, April 24, 1997, at 10:00 a.m., Jasper time, for the following purposes:

   1. To elect six Directors to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and have qualified.

   2. To consider and approve or disapprove the proposed amendment of the Corporation's Articles of Incorporation to increase the number of Common
        Shares, $10.00 par value per share, of the Corporation that the Corporation is authorized to issue from 5,000,000 to 20,000,000.

   3. To transact such other business as may properly come before the meeting.

   Holders of record of Common Shares of German American
Bancorp at the close of business on March 1, 1997, are entitled to notice of and to vote at the Annual Meeting.


   SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN
PERSON.  ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND
THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE
ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE
UNITED STATES.

                                    By Order of the Board
                                    of Directors

                                    URBAN R. GIESLER
                                    Secretary
March 31, 1997
Jasper, Indiana
                     (ANNUAL REPORT ENCLOSED)

                          PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS OF
                      GERMAN AMERICAN BANCORP

                          April 24, 1997


   This Proxy Statement is being furnished to shareholders on or about March 31, 1997, in connection with the solicitation by the Board of Directors of German
American Bancorp  (the "Corporation"), 711 Main Street,
Jasper, Indiana 47546, of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m., Jasper time, on Thursday, April 24, 1997, at the foregoing address. The Corporation is the parent holding company for The German American Bank, Jasper, Indiana
("German American"); The Peoples National Bank and Trust
Company, Washington, Indiana ("Peoples"); Community Trust
Bank, Otwell, Indiana ("Community"); and First State
Bank, Southwestern Indiana, Tell City, Indiana ("First
State Bank").  At times herein, German American, Peoples,
Community, and First State Bank are referred to collectively as the "Banks."

   At the close of business on March 1, 1997, the record date for the Annual Meeting, there were 2,541,684 Common
Shares outstanding and entitled to vote at the Annual
Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

   If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person.
Unless revoked, the proxy will be voted at the Annual
Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                            PROPOSAL 1

                       ELECTION OF DIRECTORS

                             Nominees

   Six Directors are to be elected at the Annual Meeting.
The Board of Directors, which currently consists of
twelve members, is divided into two classes of equal size
with the terms of one class expiring each year.
Generally, each Director serves until the annual meeting
of the shareholders held in the year that is two years
after such Director's election and thereafter until such
Director's successor is elected and has qualified.  The
terms of the current Directors expire as follows:  1997
-- Directors Astrike, Buehler, Graham, Hoffman, Lett and
Place; 1998 -- Directors Mehne, Ruckriegel, Schroeder,
Seger, Steurer, and Thompson.

   Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

   It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of George W. Astrike, David G. Buehler, David B. Graham, William R. Hoffman,
Michael B. Lett and A. Wayne ("Skip") Place, Jr., each of whom is now a Director whose present term expires this year. Each such person has indicated that he will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE SIX NOMINEES IDENTIFIED ABOVE. (ITEM 1 ON THE
PROXY)

   The following table presents certain information as of March 5, 1997, regarding the current Directors of the Corporation, including the six nominees proposed by the Board of Directors for election at this year's Annual
Meeting. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director. (Fractional shares have been rounded to the nearest whole share.)


                                                                        Shares Benefi-
                                                                        cially Owned
Name,                                                                   (Percentage
Present Principal                               Director                of Outstanding
Occupation and Age                              Since (1)               Common Shares)


George W. Astrike*                              1982                     11,839 (3)
Chairman of the Board and Chief                                          (0.5%)
Executive Officer of the Corporation (2)
61

David G. Buehler*                               1984                    144,940 (4)
President of Buehler Foods, Inc.                                         (5.7%)
57

David B. Graham*                                1997 (5)                 40,936
Retired President, Graham                                                (1.6%)
 Cheese Corporation
[age]

William R. Hoffman*                             1986                     41,412 (6)
Farmer; Vice-President and Director of                                   (1.6%)
Patoka Valley Feeds, Inc.
59

Michael B. Lett*                                1993                    102,354 (8)
Attorney, Lett & Jones (7)                                               (4.0%)
52

Gene C. Mehne                                   1979                     20,925 (9)
Vice President and Manager of                                            (0.8%)
Mehne Farms, Inc.
52

A. Wayne ("Skip") Place, Jr.*                   1990                     15,709 (10)
President and Chief Executive Officer                                    (0.6%)
of Jasper Rubber Products, Inc.
49

Robert L. Ruckriegel                            1983                    105,258 (11)
President of B. R. Associates, Inc.                                      (4.1%)
(restaurants)
61

Mark A. Schroeder                               1991                      5,779 (13)
President and Chief Operating                                             (0.2%)
Officer of the Corporation (12)
43

Larry J. Seger                                  1990                     23,410 (14)
Vice President of Wabash Valley                                          (0.9%)
Produce, Inc. (egg and turkey production)
46

Joseph F. Steurer                               1983                     13,228 (15)
Chairman and Chief Executive Officer                                     (0.5%)
of JOFCO, Inc. (office furniture)
60

Chet L. Thompson                                1997(5)                   5,933
                                                                         (0.2%)

*Nominee

(1) Includes service on the Board of German American prior to the organization of the Corporation. Does not include prior service on the Board of Directors of the Banks subsequently acquired by the Corporation.

(2) Mr. Astrike also serves as Chairman of the Board of German American, a Director of each of the Banks, and an officer and/or a Director of all nonbank affiliates of the Corporation.

(3) Includes 6,360 shares that Mr. Astrike has options to purchase.

(4)   Includes 123,765 shares owned by Buehler Foods,
      Inc., of which Mr. Buehler is President and majority shareholder and with respect to which Mr.
      Buehler shares voting and investment powers; 3,051 shares held jointly by Mr. Buehler and his wife;
      and 18,000 shares held by the David G. Buehler
      Charitable Trust.  Mr. Buehler, his wife, Buehler
      Foods, Inc., and Joseph E. Buehler, Mr. Buehler's brother, who owns 123 shares directly, beneficially own as a group 144,940 shares.

(5) Mr. Graham and Mr. Thompson, who have been members of the Board of Directors of Peoples since 19____ and 19____, respectively, were appointed to the Corporation's Board of Directors by action of the

      Board of Directors effective March ____, 1997, pursuant to the Corporation's agreement with Peoples to place two mutually-agreeable representatives of the Peoples Board on the Corporation's Board promptly following the
      Corporation's acquisition of Peoples.

(6) Includes 3,554 shares owned jointly by Mr. Hoffman and his wife, and 8,934 shares owned by Mr.
      Hoffman's wife.

(7)   Mr. Lett and his brother and law partner, J. David
      Lett, also serve as Directors of Peoples.  Lett &
      Jones represents the Union Banking Division of
      Peoples as legal counsel.

(8) Includes 240 shares held by Mr. Lett's wife, who also holds 171 shares as custodian for their son;
      98,207 shares held by Mr. Lett's mother; and 1,858 shares held by Mr. Lett's brother, with all of whom Mr. Lett may be deemed to act as a group.

(9)   Includes 19,149 shares held by Mr. Mehne's mother;
      530 shares owned by Mr. Mehne's wife; and 370 shares held by German American as trustee for the Mehne Farms, Inc. Qualified Plan.

(10) Includes 3,507 shares owned jointly by Mr. Place and his wife; 300 shares which Mr. Place holds as custodian for his son and two daughters; and 2,730 shares owned by Jasper Rubber Products, Inc., of which Mr. Place is President and Chief Executive
      Officer.

(11) Includes 840 shares owned jointly by Mr. Ruckriegel and his wife, and 32,334 shares owned by Mr. Ruckriegel's wife.

(12)  Mr. Schroeder was named President and Chief
      Operating Officer of the Corporation effective
      July 1, 1995, after having served as President of German American since January 1991. Mr. Schroeder also is a Director of each of the Banks, and an officer and/or a Director of the Corporation's nonbank affiliates.

(13) Includes 2,205 shares that Mr. Schroeder has options to purchase.

(14)  Includes 11,552 shares owned by certain
      corporations of which Mr. Seger is an executive officer and a shareholder.

(15)  Includes 2,066 shares owned by Mr. Steurer's wife.

                     Committees and Attendance

      The Board of Directors of the Corporation held six meetings during 1996. The Corporation has standing audit and compensation committees but does not have a nominating committee. The Audit Committee, consisting of Directors Hoffman, Lett, Mehne and Place, met five times in 1996. The Audit Committee reviews with the Corporation's independent auditors the scope of the audit to be undertaken and the results of the audit and also reviews the results of internal audits. The
Corporation's Compensation Committee, consisting of
Directors Astrike, Buehler, Place, Ruckriegel, Schroeder and Steurer, met three times in 1996. The Corporation's
Compensation Committee makes salary and bonus recommendations to the Board of Directors and administers the Stock Option Plan. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Corporation and the committees on which he served during 1996.

                     Compensation of Directors

      Each Director of the Corporation, including
Directors who are salaried officers of the Corporation, receives $250 per quarter, regardless of meeting attendance. All of the members of the Corporation's
Board also serve on the Board of at least one of the Banks and received compensation for such service during 1996. German American pays each Director a monthly fee of $400 in addition to $100 for every regular Board meeting attended and $80 for each committee meeting attended (for a maximum of five committee meetings per month). Peoples pays each Director a fee of $______________ per month and [here describe regular and committee meeting fees and whether such fees are paid regardless of attendance]. The Union Bank (which merged into Peoples effective March 4, 1997) paid each Director a fee of $300 per month, and an additional $75 for each meeting attended and $50 for each committee meeting attended. Community pays Directors a monthly fee of $375
($300 if the Director fails to attend a regular meeting of the Board) and $50 for each committee meeting attended per month (for a maximum of three committee meetings per month). First State Bank pays each Director $300 per month plus $100 for each Board meeting attended.

      In 1992 the German American Board of Directors approved a Director Compensation Deferral Program. A
Director who chooses to participate in the program may defer 100 percent (not to exceed $6,600 per year) of his Board fees for five years. Interest accumulates on deferred amounts at the greater of eight percent or the five-year moving average of German American's return on equity, subject, however, to a maximum of 12 percent.

The accumulated amounts are paid to the Director, or the Director's designated beneficiary, upon the retirement, disability or death of the Director, or, subject to German American's approval, in the event of an unforeseeable financial emergency experienced by the Director. All of the Directors deferred Director fees under the program in 1996.

                      EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and the
Corporation's other most highly compensated executive officers, based on salary and bonus earned during fiscal
1996.

                    Summary Compensation Table

                                                        Securities
                                                        Underlying
    Name and                                            Options/       All Other
Principal Position      Year   Salary      Bonus        SARs(1)        Compensation

George W. Astrike,      1996  $168,000    $47,040       3,087          $33,739 (2)
  Chairman and          1995  $168,000    $39,480       1,981          $38,472
  C.E.O. of the         1994  $158,800    $32,420       1,136          $26,561
  Corporation and
  Chairman of the
  Board

Mark A. Schroeder,      1996  $110,000    $30,800         945          $24,629 (3)
  President and         1995  $110,000    $25,850       1,050          $25,512
  C.O.O. of the         1994  $ 92,200    $18,919       1,050          $21,281
  Corporation

Stan Ruhe,              1996  $ 96,500    $22,436       1,357          $11,894 (4)
  Executive Vice        1995  $ 95,000    $21,138           0          $11,712
  President of the      1994  $ 85,000    $17,441           0          $10,344
  Corporation and
  German American



(1) The numbers of shares underlying options have been adjusted to reflect the December 1996 five percent stock dividend and are rounded to the nearest whole share.

(2)   Represents contributions of $7,500 under the Profit
      Sharing Plan, matching contributions of $7,500 under the 401(k) Plan, Director fees in the amount of $8,760, and $9,979 in above-market interest credited on deferred salary and Director fees.

(3)   Represents contributions of $7,107 under the Profit
      Sharing Plan, matching contributions of $7,107 under the 401(k) Plan, Director fees in the amount of $9,120, and $1,295 in above-market interest credited on deferred Director fees.

(4)   Represents contributions of $5,947 under the Profit
      Sharing Plan and matching contributions of $5,947 under the 401(k) Plan.

      In 1992 the German American Board of Directors entered into a Deferred Compensation Agreement with Mr.
Astrike. A primary purpose of the Agreement, like that of the Director Compensation Deferral Program, is to provide a long-term incentive to maximize shareholder value through increases in German American's return on equity. The Agreement was amended in 1996 to permit Mr.
Astrike to defer in advance up to $180,000 (the previous maximum amount was $150,000) of the compensation that he would otherwise be entitled to receive from German
American for his services. Interest is credited to the amounts deferred by Mr. Astrike at the rate of the greater of eight percent or the five-year moving average of German American's return on equity, subject, however, to a maximum to twelve percent. The amounts deferred by Mr. Astrike are unfunded and Mr. Astrike's rights to such deferred amounts are those of an unsecured general creditor of German American. Mr. Astrike elected to defer a portion of his 1996 salary. Mr. Astrike is not eligible to receive profit sharing and matching contributions pursuant to the German American Profit
Sharing and 401(k) Plan on deferred compensation.

              Option/SAR* Grants In Last Fiscal Year

      The following table presents information on the stock option grants that were made during 1996 pursuant to the German American Bancorp 1992 Stock Option Plan.
The only stock options granted during the year were replacement options that were granted to optionees who tendered already owned Common Shares of the Corporation in payment of the exercise price for options that had been granted to them in 1993. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends.)

                                                                      Potential Realizable
                                                                          Value at Assumed
                                                                     Annual Rates of Stock
                                                                    Price Appreciation for
                  Individual Grants                                            Option Term



                               % of Total
                               Options/SARs
                  Number       Granted
                  Securities   to
                  Underlying   Employees
                  Options/     in         Exercise or
                  SAR/s        Fiscal     Base Price   Expiration
Name              Granted      Year       ($/Sh)       Date         5%       10%

George W. Astrike 3,087(2)     46%        $29.76       4/19/2003    $39,514   $92,950
Mark A. Schroeder   945(2)     14%        $32.86       4/19/2003    $12,285   $28,511
Stan Ruhe           763        11%        $29.76       4/19/2003    $ 9,766   $22,974
Stan Ruhe           593         9%        $32.86       4/19/2003    $ 7,709   $17,891


*The Corporation does not grant Stock Appreciation Rights
("SARs").

(1) The amounts in the table are not intended to forecast possible future appreciation, if any, of the Corporation's Common Shares. Actual gains, if any, are dependent upon the future market price of the Corporation's Common Shares and there can be no assurance that the amounts reflected in this table will be achieved.

(2) Incentive stock options previously granted under the Stock Option Plan were exercised by Mr. Astrike on January 9, 1996, by Mr. Schroeder on July 15,
      1996, and by Mr. Ruhe on January 9, 1996 and July
      15, 1996.  The options had been granted on April
      20, 1993, at the estimated aggregate fair market value of the Common Shares covered by each option on that date. The Stock Option Plan provides that if the optionee tenders Common Shares of the Corporation already owned by the optionee as payment, in whole or in part, of the exercise price for the shares the optionee has elected to purchase under the option, then the Corporation is obligated to use its best efforts to issue a replacement option of the same type (incentive or non-qualified option), with the same expiration date as the option that was exercised, and covering a number of Common Shares equal to the number of Common Shares tendered. The per share exercise price of the replacement option is the fair market value of a Common Share of the Corporation on the date of exercise of the original option. Replacement options are not exercisable for a period of twelve months following their date of grant and are subject to cancellation if during such twelve-month period the optionee sells any Common Shares of the Corporation other than in payment of the exercise price of another option under the Stock Option
      Plan. Upon the exercise of options on January 9, 1996, Mr. Astrike was granted a replacement option for 3,087 shares and Mr. Ruhe was granted a replacement option for 763 shares. Upon the exercise of options on July 15, 1996, Mr. Schroeder was granted a replacement option for 945 shares and Mr. Ruhe was granted a replacement option for 593 shares. The replacement options granted on January
      9, 1996, have an exercise price of $29.76 per share, subject to adjustment pursuant to the Stock
      Option Plan, and became exercisable in full on January 10, 1997. The replacement options granted on July 15, 1996, have an exercise price of $32.86 per share, subject to adjustment pursuant to the Stock Option Plan, and become exercisable on July
      16, 1997. The Stock Option Plan also provides that if a corporate reorganization would result in the termination of the Plan and unexercised options, then all unexercised options will become immediately exercisable regardless of any vesting requirements.

                Aggregated Option/SAR Exercises In
               Last Fiscal Year and Fiscal Year-End
                         Option/SAR Values

      The following table sets forth information with respect to options that have been granted to Messrs. Astrike, Schroeder and Ruhe pursuant to the German American Bancorp 1992 Stock Option Plan and the option exercises that occurred during 1996. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends.)



                  Shares       Value
                  Acquired on  Realized   Exercisable/              Exercisable/
Name              Exercise (#) ($)        Unexercisable             Unexercisable

George W. Astrike 4,961        $50,106    6,360/0 options(1)        $55,909/$0(4)
Mark A. Schroeder 1,654        $21,833    2,205/4,253 options(2)    $20,218/$65,526(4)
Stan Ruhe         2,150        $24,794    763/2,578 options(3)      $6,287/$39,453(4)


(1) In 1993 Mr. Astrike was granted an option to purchase 6,000 Common Shares at an exercise price of $32.50 per share, which, as a result of adjustments for a subsequent stock split and stock dividends, currently provides for 9,923 Common
      Shares at an exercise price of $19.66 per share.
      The option became exercisable with respect to one-half of the shares immediately upon grant and became exercisable with respect to the other one-half of the shares on April 20, 1994. On January
      9, 1996, Mr. Astrike exercised the option with respect to 4,961 shares and was granted a replacement option to cover the 3,087 shares that he had tendered in partial payment of the exercise price. The replacement option is for a price of $29.76 per share and became exercisable on January
      10, 1997.

(2) In 1993 Mr. Schroeder was granted an option to purchase 5,000 Common Shares at an exercise price of $32.50 per share, which, as a result of adjustments for a subsequent stock splits and stock dividends, currently provides for 8,269 Common
      Shares at an exercise price of $19.96 per share.
      The option becomes exercisable with respect to twenty percent of the shares covered by the option on each of the five anniversary dates beginning on the first anniversary date after the grant of the option. On July 15, 1996, Mr. Schroeder exercised the option with respect to 1,654 shares that were then exercisable and was granted a replacement option to cover the 945 shares that he had tendered in partial payment of the exercise price. The replacement option is for a price of $32.86 per share and becomes exercisable on July 16, 1997.

(3)   In 1993 Mr. Ruhe was granted an option to purchase
      3,000 Common Shares at an exercise price of $32.50 per share, which, as a result of adjustments for a subsequent stock split and stock dividends, currently provides for 4,961 Common Shares at an exercise price of $19.66 per share. The option becomes exercisable with respect to twenty percent of the shares covered by the option on each of the five anniversary dates beginning on the first anniversary date after the grant of the option. On
      January 9, 1996, Mr. Ruhe exercised the option with respect to 1,157 of the shares that were then exercisable and received a replacement option for 763 shares. The January 9, 1996 replacement option is for a price of $29.76 per share and became exercisable on January 10, 1997. On July 15, 1996,
      Mr. Ruhe exercised the option for an additional 993
      shares and received a replacement option for 593 shares. The July 15, 1996 replacement option has an exercise price of $32.86 per share and becomes exercisable on July 16, 1997.

(4) Represents the difference between the last per share trade price of the Corporation's Common
      Shares as reported on NASDAQ on December 31, 1996
      ($38.00), and the exercise price of those options having an exercise price less than the last trade price, multiplied by the number of options.

Compensation Committee Report
on Executive Compensation

Overall Compensation Policy

      The Compensation Committee of the Board of Directors of the Corporation has the responsibility for recommending the salaries, bonuses and other compensation to be paid to the executive officers of the Corporation.
The Compensation Committee's recommendations as to compensation are submitted to the full Board of Directors for approval. The Compensation Committee is composed of six members, consisting of four independent outside directors and two executive officers of the Corporation, Mr. Astrike and Mr. Schroeder. Messrs. Astrike and
Schroeder absent themselves from, and do not participate in, any Compensation Committee proceedings relating to the determination of their own compensation. The primary goals of the Compensation Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by more closely aligning the interests of executive officers with the interests of the Corporation's shareholders. The Compensation Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the Corporation's overall financial performance. The executive compensation program consists of three basic elements:
(1) base salary, (2) annual incentive bonus awards, and
(3) stock option awards.

Base Salary

      The Corporation attempts to provide Mr. Astrike and the other executive officers with a base salary that is competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. Each year the Compensation Committee reviews salary surveys provided by trade associations and accounting firms. Increases in base compensation are not automatically based on increased compensation at comparable institutions, however, but also reflect the performance of the individual executive officer and of the Corporation.

      Based on an evaluation of individual performance, the performance of the Corporation in 1995 and on information provided by salary surveys, the Compensation
Committee recommended, and the Board approved the recommendation, that the base salary of Mr. Astrike be set at the same amount for 1996 as it had been for the previous year.

Annual Incentive Bonus Awards

      Annual bonuses are awarded based on the extent that the Compensation Committee believes that they are merited based on the attainment of certain goals relating to the Corporation's return of equity and return on assets.
Based on these criteria, the bonus awarded for 1996 to Mr. Astrike was higher than those awarded to him in 1995 and 1994.

Stock Option Awards

      In 1992 the Corporation adopted a Stock Option Plan that provides for the award of incentive stock options and non-qualified stock options. The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual incentive bonus awards. The size of stock option awards depends upon the executive officer's level of responsibility and individual performance. Stock options are granted at the estimated fair market value of a Common Share of the Corporation on the date of grant.

      The four independent outside directors on the Compensation Committee also serve as the Stock Option
Committee of the Corporation, which administers the Stock
Option Plan. In April 1993 incentive stock options were awarded to Mr. Astrike and four other executive officers.
Mr. Astrike was granted options covering 9,922 shares and the options granted the other executive officers ranged in amount from 2,481 shares to 8,269 shares each (all share amounts have been adjusted to reflect the December
1996 five percent stock dividend and have been rounded to the nearest whole number). The option granted to Mr. Astrike vested immediately with respect to half of the shares covered by the option in recognition of his past years of service as Chief Executive Officer of the Corporation and vested with respect to the other half of the shares on April 20, 1994. The options granted to the other executive officers vest in twenty percent increments beginning one year after the date of grant and become fully exercisable on the fifth anniversary of the grant date.

      The only options granted under the Stock Option Plan during 1996 were replacement options. The Stock Option
Plan provides that if an optionee tenders Common Shares of the Corporation already owned by the optionee in whole or partial payment of the exercise price of an option, the Corporation will use its best efforts to grant the optionee a replacement option covering a number of shares equal to the number of already owned shares tendered. A replacement option is of the same type (incentive or non-qualified option) and has the same expiration date as the option exercised. The per share exercise price of a replacement option is the fair market value of a Common
Share of the Corporation on the date of exercise of the original option. Replacement options were granted to Mr.
Astrike on January 9, 1996, to one of the named executive officers on July 15, 1996, and to the remaining named executive officer on January 9, 1996, and July 15, 1996.


      The Omnibus Budget Reconciliation Act enacted by the
United States Congress in August 1993 amended the
Internal Revenue Code of 1986 to disallow a public company's compensation deduction with respect to certain highly-paid executives in excess of $1 million unless certain conditions are satisfied. The Corporation presently believes that this provision is unlikely to become applicable in the near future to the Corporation because (a) the levels of base salary and annual incentive bonus awards of the Corporation's executive officers are substantially less than $1 million per annum, and (b) the law generally does not apply to stock option plans that require that options be granted at not less than fair market value, subject to certain conditions. Therefore, the Corporation has not taken any action to adjust its compensation plans or policies in response to the adoption of this law.

SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE:

          George W. Astrike      Robert Ruckriegel
          David Buehler          Mark A. Schroeder
          A. Wayne Place         Joseph Steurer




                 Compensation Committee Interlocks
                     and Insider Participation

    Two of the persons who served during 1996 on the Compensation Committee of the Corporation's Board of
Directors, Messrs. Astrike and Schroeder, are executive officers of the Corporation. Messrs Astrike and

Schroeder were not present for, and did not participate in, any Compensation Committee proceedings relating to the determination of their own compensation. None of the other four members of the Compensation Committee is, or previously was, an officer or employee of the Corporation.

    Mr. Buehler, a member of the Compensation Committee, is a principal shareholder, officer and director of Buehler Foods, Inc., which subleases space for two branch banking facilities to the German American Bank. On March
1, 1996, German American Bank exercised its option to renew one of the subleases for an additional fifteen-year term that will expire on February 28, 2011. Scheduled rents payable to Buehler Foods, Inc. over this renewal term will be, in the aggregate, approximately
$274,500.00.


          Certain Business Relationships And Transactions

    During 1996, the bank subsidiaries of the Corporation had (and expect to continue to have in the future) banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.



                      Stock Performance Graph

    The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's cumulative, five-year shareholder returns with market and industry returns. The following graph compares the Corporation's performance with the performance of the NASDAQ Stock Market (U.S. Companies),
NASDAQ Bank Stocks, and a peer group of bank holding companies headquartered in Southern Indiana. The peer group includes the following: AMBANC Corp.; CNB
Bancshares, Inc.; First Financial Corporation; Indiana
United Bancorp; National City Bancshares, Inc.; and Old
National Bancorp. The returns of each company in the peer group have been weighted to reflect the company's market capitalization.

<CAPTION)
                  12/31/91    12/31/92    12/31/93    12/31/94    12/31/95    12/31/96
German American     100.00       122.8       180.8       187.2       195.2       265.9
  Bancorp
Southern Indiana    100.00       126.6       160.2       166.3       175.3       213.7
  Bank Peer Group
NASDAQ Stock        100.0        116.4       133.6       130.6       184.7       227.2
  Market (U.S.
  Companies)



Companies in Southern Indiana Bank Peer Group:  AMBANC
Corp. (AMBK); CNB Bancshares, Inc. (BNK); First Financial
Corp. (THFF); Indiana United Bancorp (IUBC); National
City Bancshares, Inc. (NCBE); Old National Bancorp
(OLDB).



                            PROPOSAL 2

            PROPOSAL TO AMEND ARTICLES OF INCORPORATION
              TO INCREASE NUMBER OF AUTHORIZED SHARES

      The Board of Directors of the Corporation has approved and adopted, subject to shareholder approval, an Amendment to the Corporation's Articles of Incorporation that would provide for an increase in the number of Common Shares, $10.00 par value per share, authorized to be issued by the Corporation from 5,000,000 shares to 20,000,000 shares. The proposed increase in the number of authorized Common Shares would be accomplished by amending Article V of the Corporation's Articles of Incorporation to read as follows:

      "The total number of shares of capital stock that the Corporation has authority to issue shall be 20,500,000 shares consisting of 20,000,000 common shares (the "Common Shares") and 500,000 preferred shares (the "Preferred Shares"). The Corporation's shares shall have a par value of ten dollars
      ($10.00) per share."

      The Board of Directors believes that the proposed increase in the number of authorized Common Shares is in the best interests of the Corporation. An increase in the number of authorized Common Shares would provide the Corporation with greater flexibility in making acquisitions, effecting stock splits, paying stock dividends, and responding to possible future developments in which the issuance of Common Shares may be desirable, as determined appropriate by the Board of Directors. The
Corporation currently has no agreements or arrangements or other specific plans for issuance of Common Shares in excess of the shares currently authorized but unissued, other than pursuant to its regular five percent annual stock dividend program. The Corporation continues to pursue acquisition opportunities aggressively, however, which could result in the issuance of additional shares.
As is the case with the Corporation's presently authorized but unissued Common Shares, the issuance of additional Common Shares, in most cases, would be within the discretion of the Board of Directors without further action by the shareholders.

      The Corporation's Articles of Incorporation provide that authorized but unissued Common Shares may be issued as the Board of Directors may determine without any preemptive or other right on the part of holders of previously issued Common Shares or other shares of the Corporation, by reason of such ownership, to acquire upon issuance any such newly authorized Common Shares. If the proposed increase is approved, the Board could use the authorized but unissued shares, at its discretion, to resist the consummation of certain acquisition attempts, by, for example, diluting the ownership of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control. As of the date of this Proxy Statement, the Board of Directors is not aware of any specific effort to accumulate shares or otherwise obtain control of the Corporation.

      For approval, the proposal to amend the
Corporation's Articles of Incorporation to increase the authorized number of Common Shares requires that the number of votes properly cast in favor of the proposal exceed the number of votes properly cast against the proposal. Shares present but not voted for the proposal
(including shares that abstain from voting and broker non-votes) will not count as negative votes and will not affect the determination of whether the proposal has been approved. If approved by the shareholders at the Annual
Meeting, the increase in the number of authorized Common
Shares would become effective upon the filing of an amendment to the Corporation's Articles of Incorporation with the Indiana Secretary of State.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE
CORPORATION'S ARTICLES OF INCORPORATION TO INCREASE THE
AUTHORIZED COMMON SHARES OF THE CORPORATION FROM
5,000,000 SHARES TO 20,000,000 SHARES.  (ITEM 2 ON THE
PROXY).  UNLESS A SHAREHOLDER INDICATES OTHERWISE,  PROXY
HOLDERS WILL VOTE FOR THE PROPOSED AMENDMENT.

                      APPOINTMENT OF AUDITORS

      Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Corporation in 1996. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 1997. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 PRINCIPAL OWNERS OF COMMON SHARES

      The following table sets forth information as of March 5, 1997, relating to every person, including any group, known by management to beneficially own more than five percent of the Corporation's outstanding Common
Shares and the beneficial ownership of the Corporation's
Common Shares by all Directors and officers as a group.




Name and Address                                   Percent
of Beneficial Owner        Amount and Nature of    of
or Identity of Group       Beneficial Ownership    Class

Buehler Group (1)          144,940                 5.7%
c/o David G. Buehler
1227 West 31st Street
Jasper, Indiana  47546

All Directors and          543,961(3)              21.3%
officers as a group,
consisting of 16 persons(2)



(1)   The Buehler Group consists of David G. Buehler,
      Brenda Buehler, Buehler Foods, Inc. and the David
      G. Buehler Charitable Trust. Buehler Foods, Inc., which owns of record 123,765 of these shares, is owned by David G. Buehler and his brother, Joseph
      E. Buehler, who share voting and investment power with respect to such shares. Mr. David Buehler owns one share, he and his wife, Brenda Buehler, jointly own 3,051 shares, and the David G. Buehler
      Charitable Trust holds 18,000 shares.  Mr. Joseph
      Buehler owns 123 shares.

(2) Includes the beneficial ownership as of March 5, 1997, of Directors Graham and Thompson, who were appointed to the Board of Directors effective March
      ____, 1997.

(3) Includes 10,476 shares that officers have options to purchase that are exercisable within 60 days and 338,504 shares as to which voting and investment powers are shared by members of the group with spouses or others.

                           OTHER MATTERS

      The Board of Directors knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                             EXPENSES

      All expenses in connection with this solicitation of proxies will be borne by the Corporation.


           SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

      A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the 1998 Annual Meeting of Shareholders must deliver the proposal so that it is received by the Corporation no later than December 1, 1997. Proposals should be mailed to Urban R. Giesler, Secretary of the Corporation, 711
Main Street, Jasper, Indiana 47546, by certified mail, return receipt requested.

       22           [APPENDIX TO EDGAR FILING]

                               PROXY

               THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS
          FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS OF
                      GERMAN AMERICAN BANCORP

      I hereby appoint Larry J. Seger and Joseph F.
Steurer, and each of them, my proxies, with power of substitution, to vote all Common Shares of German
American Bancorp that I am entitled to vote at the Annual
Meeting of Shareholders to be held at the principal office of The German American Bank, 711 Main Street,
Jasper, Indiana, on April 24, 1997, at 10:00 a.m., Jasper time, and any adjournments thereof, as provided herein.

      THIS PROXY WILL BE VOTED AS SPECIFIED.  IN THE
ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR
ITEMS 1 AND 2.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEMS 1 AND 2.

      This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Proxy Statement, dated March 31, 1997.

      SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID
ENVELOPE.

      1.    ELECTION OF DIRECTORS

      /__/ FOR all nominees listed below, as set forth in the Corporation's Proxy Statement, dated
            March 31, 1997 (except as marked to the
            contrary below--see "Instructions")

      George W. Astrike    William R. Hoffman
      David G. Buehler     Michael B. Lett
      David B. Graham     A. Wayne ("Skip") Place, Jr.


      /__/ WITHHOLD AUTHORITY to vote for all nominees listed above
      (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

      _________________________________________________

      2.    PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED COMMON
            SHARES FROM 5,000,000 TO 20,000,000
            /__/  FOR      /__/ AGAINST     /__/  ABSTAIN

      3.    In their discretion, the proxies are
            authorized to vote upon such other business as may properly come before the meeting.

Dated:_____________                 _______________________

                                    _______________________
                                    Signature or Signatures

                                    (Please sign exactly as
                                    your name appears on this
                                    proxy.  If shares are
                                    issued in the name of two
                                    or more persons, all such
                                    persons should sign.
                                    Trustees, executors and
                                    others signing in a
                                    representative capacity
                                    should indicate the
                                    capacity in which they
                                    sign.)